SALES DISTRIBUTION AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into as of the Effective Date (as defined below), by and between CARRINGTON LABORATORIES, INC., a Texas corporation having its registered office in Dallas, Texas, and CARRINGTON LABORATORIES BELGIUM N.V., a Belgium corporation having its registered office in Waasmunster, Belgium, jointly (together hereinafter referred to as Carrington ) and RECORDATI, S.P.A., an Italian corporation having its registered office located at Via M Civitali, 1, 20148 Milano, Italia (hereinafter referred to as "Recordati").


                            W I T N E S S E T H :


         WHEREAS, Carrington is engaged in the business of developing, manufacturing, selling and distributing certain medical devices and is desirous of establishing a competent and exclusive marketing and distribution source for sales of such products in Italy (defined in Article 1 hereof as the Territory); and

         WHEREAS, Recordati is desirous of marketing and distributing such products in the Territory, represents that it has experience in obtaining registration of pharmaceuticals and other healthcare related products in the Territory, is well introduced on the market, is willing and able to provide a competent distribution organization in the Territory, and Recordati desires to be Carrington's exclusive distributor for such products in the Territory;

         NOW, THEREFORE, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

   Article 1.  Definitions

         1.1 As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1:

         (a) "Effective Date" shall mean the date of last signature of the Parties hereto.

         (b) Governmental Authorities shall mean any and all appropriate authorities, including but not limited to, governmental, regulatory, legislative, and health authorities.

         (c) "Italian Registration" shall mean the notification by Recordati to the appropriate Italian Governmental Authorities of the grant of the Registration, and any other official approval, authorization or recordation necessary for the lawful marketing of the Products in the Territory.

         (d) Know-how shall mean Carrington's secret and substantial technical, clinical and scientific information, manufacturing processes and procedures, testing methods, and controls regarding the Products, which may be necessary, useful or advisable to enable Recordati to obtain the Italian Registration and to promote, distribute, market and sell the Products in the Territory, and as is or will be specified in the Registration documentation which Carrington has delivered or will deliver to Recordati after the Effective Date and during the term of this Agreement.

         (e) Parties shall mean Carrington, as defined above, and Recordati and Party shall mean either of them as the context indicates.

         (f) "Products" shall mean the wound, oral, and skin care products manufactured by or for Carrington set forth on Exhibit A hereto. No Product shall be added or discontinued with respect to Exhibit A without Recordati's approval, excepting (i) Products which Carrington discontinues worldwide and (ii) Products which experience material, adverse regulatory complications, including but not limited to government required changes in manufacturing or packaging requirements, additional clinical trials or studies, or Product reformulation. Carrington will provide a ninety (90) day notice to Recordati of its intent to add Products to Exhibit A and not less than twelve (12) months notice of its intent to discontinue Products. If Recordati does not respond to such notice of intention within said period, then said intention shall be automatically deemed approved by Recordati.

         (g) "Registration" shall mean the granting of the CE mark to the Products, in accordance with the relevant requirements of Council Directive 93/42/EEC of June 14, 1993 concerning medical devices, by the competent authorities of the United Kingdom or any other European Member State.

         (h) "Territory" shall mean the following country: Italy, including Vatican City and the State of San Marino.

         (i) Trademarks shall mean all mutually agreed upon Carrington Trademarks, trade names, service marks, logos and derivatives thereof relating to the Products.

         (j)    Trade name  shall mean Recordati s company name.

   Article 2.  Appointment

         2.1 Subject to the terms and conditions of this Agreement, Carrington hereby appoints Recordati as Carrington's exclusive sales distributor in the Territory for the promotion, distribution, marketing and sale of the Products under the Trademarks and Recordati's Trade name, and Recordati hereby accepts such appointment. As the exclusive sales distributor in the Territory, Recordati shall, subject to the terms and conditions of this Agreement, have the right to obtain the Italian Registration and to promote, distribute, market and sell the Products in the Territory on an exclusive basis. Recordati shall not solicit orders from third parties outside the Territory.

         2.2 As consideration for Recordati's appointment as the exclusive sales distributor for the Products in the Territory, Recordati hereby agrees to pay to Carrington the sum of $300,000.00 U.S. as follows:

         (a)   $100,000.00 U.S. within thirty (30) days of the Effective
               Date;

         (b) $100,000.00 U.S. within thirty (30) days of the approval of the Registration; and,

         (c) $100,000.00 U.S. within thirty (30) days of the initial launch of the Products in the Territory.

         If the Registration of the Products does not occur within eighteen (18) months after submission of the relevant filing to the United Kingdom Governmental Authorities or any other mutually agreed upon authority or if Recordati is not allowed to promote, distribute, market and sell the Products by the Italian Governmental Authorities within twelve (12) months of Recordati s notification to the Italian Governmental Authorities, then Carrington shall refund the amount actually paid by Recordati to Carrington. No refund shall be required by Carrington, however, if the Italian Governmental Authorities disapprove of Registration as a result of Recordati s negligence or willful intent or omission.

         2.3 Carrington will provide Recordati with training and support of manufacturing or marketing personnel, if necessary. In the event Recordati requires such training and support, and such assistance by Carrington requires travel to Recordati's facilities in Milan, Italy or such other mutually agreed upon location, Recordati agrees to be solely responsible for and cover all of Carrington s reasonable direct expenses for such travel, training and support.

         2.4 In a manner reasonably satisfactory to Carrington, and at Recordati's sole expense, Recordati agrees to (a) make and maintain all declarations, filings, and the Italian Registration with, and obtain all approvals and authorizations from, Governmental Authorities in the Territory required to be made or obtained in connection with the promotion, marketing, sale or distribution of the Products, (b) devote its reasonable efforts to the diligent promotion, marketing, sale and distribution of the Products in the Territory, (c) provide and maintain a competent organization for the promotion, marketing, sale and distribution of the Products in the Territory, (d) assure competent and prompt handling of inquiries, orders, shipments, billings and collections, and returns of or with respect to the Products and careful attention to customers requirements for all Products, and (e) promptly assign back to Carrington any Product Registrations in the Territory, if Carrington does not hold them, upon termination of Agreement.

         2.5 The Parties agree to use their reasonable efforts to negotiate manufacturing rights for certain Products in the Territory; provided, however, that all applicable regulatory, quality control, quality assurance, licenses, confidentiality and business terms and conditions can be mutually agreed upon by the Parties.

         2.6 During the term of this Agreement, Recordati shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Carrington. As such, Recordati has no authority of any nature whatsoever to bind Carrington or incur any liability for or on behalf of Carrington or to represent itself as anything other than a distributor and independent contractor.

         2.7 Nothing in this Agreement shall be construed as giving Recordati any right to use or otherwise deal with the Know-how for purposes other than those expressly provided for in this Agreement during the term of this Agreement.

         2.8 Recordati shall promptly inform Carrington of any misappropriation of the Know-how which comes to its attention. After having discussed such situation with Recordati, Carrington shall have sole and absolute discretion to take such action as it deems appropriate and Recordati, at its own cost but subject to reimbursement by Carrington of its out-of-pocket expenses, shall assist Carrington in taking legal action, if deemed necessary, against such misappropriation.

         2.9 Unless otherwise stated in this Agreement, costs and expenses connected with Recordati s activities or performance under this Agreement are to be borne solely by Recordati.

   Article 3.  Certain Performance Requirements

         3.1 Recordati agrees to promote and market the Products only to customers and potential customers within the Territory for ultimate use within the Territory. Recordati shall not, under any circumstances, either directly or indirectly through third parties, (i) promote or market Products within or to, or for ultimate use within, the United States or any place outside the Territory, or (ii) establish any branch or warehouse for the distribution or sale of the Products outside the Territory.

      3.2 In order to assure Carrington that Recordati is in compliance with Article 3.1, Recordati agrees that:

         (a) Recordati shall send to Carrington quarterly sales reports which set forth the number of units and sizes of each Product sold; the number of units of free medical samples distributed, and to whom, if any, such Products were sold and/or distributed outside the Territory during such quarter; and

         (b) Recordati shall send to Carrington quarterly inventory reports of the Products.

         (c) Recordati shall send a forecast of anticipated annual sales for the upcoming year by no later than December 1, of the preceding year.

         3.3 Recordati shall promptly provide Carrington with written reports of any importation or sale of any of the Products in the Territory of which Recordati has knowledge from any source other than Carrington, as well as with any other information which Carrington may reasonably request in order to be updated on the market conditions in the Territory.

         3.4 Recordati shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. Recordati shall maintain all its inventory of Products clearly segregated and meeting all storage and other standards required by applicable Governmental Authorities. All such inventory and Recordati s facilities shall be subject to inspection by Carrington or its agents upon five (5) business days written notice and not more than once in any twelve (12) month period.

         3.5 Recordati shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges and fees that may be due and owing upon sales by Recordati of Products. Upon written request from Recordati, Carrington shall provide Recordati with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges and fees.

         3.6 All Products shall be labeled, advertised, marketed, sold and distributed by Recordati in compliance the Italian Registration and with the rules and regulations, as amended from time to time, of (i) all applicable Governmental Authorities within the Territory in which the Products are marketed, and (ii) all other applicable laws, rules and regulations. Recordati shall pay all expenses associated with (i) any alterations to the packaging and labeling of the Products which deviate from Carrington's standard packaging materials, designs, methods and/or procedures, and (ii) any additional inserts in the general packaging. The Parties shall agree on minimum production runs for such custom labels.

         3.7 Save as provided in Article 3.6, Recordati shall not make any alterations or permit any alterations to be made to the Products.

         3.8 Recordati shall assume all responsibility for and at all times comply with all applicable laws, regulations and requirements concerning the Registration and the Italian Registration, inventory, use, promotion, distribution and sale of the Products in the Territory.

         3.9 Recordati agrees not to make, or permit any of its employees, agents or representatives to make, any claims of any properties or results relating to any Product, unless such claims have received written approval from Carrington or from the applicable Governmental Authorities.

         3.10 Recordati shall not use any packaging, label, advertisement or marketing material on or with respect to or relating to any Product unless such packaging, label, advertisement or marketing material has first been submitted to and approved by Carrington in writing.
   Approval by Carrington shall be deemed granted if no response is received from Carrington within thirty (30) days from Recordati s submission.

         3.11 Recordati will actively and aggressively promote, develop demand for and maximize the sale of the Products to all customers and potential customers within the Territory. Recordati agrees not to manufacture, promote, market, sell or distribute to any customers or potential customers in the Territory without ninety (90) days written notice to and approval from Carrington, any competitive wound care product.

   Article 4   Registration of Products

         4.1 It being understood that Carrington shall file for Registration within three (3) months from the Effective Date and shall supply Recordati with a copy of the Registration dossier and that Registration is a prerequisite to obtaining the Italian Registration and to the lawful sale of the Products in the Territory, Carrington hereby agrees to supply Recordati, promptly after the execution of this Agreement, with any Know-how or relevant documentation necessary for preparing the Italian Registration dossier to be submitted to the applicable Governmental Authorities of the Territory.

         4.2 It shall be the responsibility of Recordati, at its sole expense, to apply for, obtain and maintain the Italian Registration. Subject to having obtained the prior approval of Carrington and subsequent to Registration, Recordati shall notify the grant of the Registration to all applicable Governmental Authorities in the Territory, and said notification shall be in the name of Carrington, with Recordati being named as Products distributor for the Territory. Recordati expressly acknowledges and agrees that the absolute and exclusive ownership of the Registration and all rights originating out of or from the same shall at all times belong only and exclusively to Carrington.

         4.3 As soon as Recordati has received the Know-how and the Registration dossiers from Carrington, Recordati shall prepare, at its sole expense, the Italian Registration dossier and notification and any translation which may be required by the applicable authorities of the Territory. Recordati shall promptly supply Carrington with a copy of the said Italian Registration dossier and submission and Carrington shall be entitled to a free and unrestrained use of the same outside the Territory.

         4.4 Subject to having obtained Carrington's written approval of all such documentation and any subsequent amendments thereto, Recordati shall, as soon as possible and in any case within sixty (60) days of Carrington's approval, submit the Italian Registration to the appropriate authorities of the Territory.

         4.5 Recordati shall copy and keep Carrington fully and timely informed, throughout the term of this Agreement, of all material communications sent to or received from all applicable authorities, including the health authorities, of the Territory concerning the Products.

         4.6 Carrington makes no warranty that the supplied Know-how will necessarily result in the grant of the Italian Registration and Recordati shall have no claim against Carrington arising out of any delay or refusal by the authorities to issue the Italian Registration, other than the refund stated in Article 2.2.

         4.7 Recognizing the importance of sampling to the success of a product launch, upon Registration approval, the parties shall meet in good faith to discuss the sampling budget required for the first year.

   Article 5.  Sale of Products by Carrington to Recordati

         5.1a Subject to the terms and conditions of this Agreement, including specifically Article 5.6 hereof, Carrington shall sell to Recordati and Recordati agrees to purchase from Carrington the Products in finished packaged form ready for sale at a specified price for each of the Products (the "Contract Prices"). For orders placed by Recordati during the first two 12-month periods of the term of this Agreement, the Contract Prices for the Products listed on Exhibit A are set forth on such exhibit opposite each Product. At least 90 days prior to the end of each 12-month period of the term of this Agreement,
   (a) Recordati shall provide in writing to Carrington a purchase forecast for the following 12-month period, and (b) at least 90 days prior to the end of the second of the two 12 month periods aforesaid, the Parties shall commence good faith negotiations to determine and agree upon the Contract Prices for Products for the next 12-month period of the term. Not more than once during any twelve (12) month period following the first two 12-month periods, Carrington reserves the right to change its Contract Price for each Product, only as permitted in this Article and in Article 5.1b below. Notwithstanding the foregoing, the adjustment of Contract Prices shall in no event exceed the annual increase in the Producers Price Index, Drugs and Pharmaceuticals, subdivision code 063 issued by the U.S. Department of Commerce. Any change of the Contract Prices and/or adjustment thereto shall apply on a Product by Product basis commencing as each individual Product is launched.

         5.1b In the event that the specified index is discontinued or in the event the basis of its calculation is modified, a comparable index mutually agreed upon shall be applied. Should the applicable index not be available when needed, an estimate of the missing index shall be made. In such case, a recalculation of the Contract Prices shall be made when the applicable index is available and an adjustment shall be included in the next invoice submitted to Recordati.

         The above applies as long as the Products are sold as a medical device. If new material claims or a new classification occurs and such claims or classification result in a material change to the end-user purchase price for the Products, then the Contract Prices shall be renegotiated without the limitation stated above.

         Further, if Recordati increases its selling prices greater than the increase in the margin of the above-stated index calculation, Carrington and Recordati shall agree upon a similar percentage increase in the Contract Prices. If for any reason, Carrington's Product costs become higher than the index permits, the Parties shall attempt to mutually agree on a change to the Contract Prices. If the Parties fail to agree upon a change to the Contract Prices in this instance, then said issue may be submitted for arbitration; provided, however, until such arbitration is completed, Carrington shall not be required to sell any Product at a loss.

         5.2 As consideration for its appointment as the exclusive sales distributor entitled to a Product discount, Recordati agrees to purchase from Carrington, during each 12-month period of the term of this Agreement, commencing with the 12-month period beginning on the second anniversary of the Effective Date through and ending on the expiry of the initial term of this Agreement at the Contract Prices, a specified minimum aggregate dollar amount (based on the Contract Prices) of the Products (the "Specified Minimum Purchase Amount"). The first two 12-month periods of the term of this Agreement shall be considered benchmark years and there shall be no Specified Minimum Purchase Amount. The Specified Minimum Purchase Amounts for each subsequent 12-month period shall correspond to fifty (50%) percent of Recordati s sales forecast for each of the following 12-month periods.

         5.3 Recordati shall order Products by submitting a purchase order to Carrington describing the type and quantity of the Products to be purchased. All purchases shall be spaced in a reasonable manner in agreed upon volumes. Purchase orders exceeding the most recent purchase forecast by more than 120% are subject to acceptance by Carrington. Carrington will invoice Recordati upon delivery of the Products. Unless otherwise agreed, Recordati shall pay all invoices in full within sixty (60) days of the date of invoice. Recordati shall be solely responsible for all costs in connection with affecting payments. All sales and payments shall be made in the State of Texas.

         5.4 Carrington shall not be obligated to deliver Products to Recordati at any time when payment of an amount owed by Recordati is more than 30 days overdue or when Recordati is otherwise in material breach of this Agreement.

         5.5 All deliveries shall be initiated by a purchase order. Product delivery dates will be specified in the purchase order. These dates may not be scheduled prior to ninety (90) days after the date the purchase order is received and acknowledged in writing by Carrington, unless by mutual consent of the Parties. Purchase orders will be non-cancelable. Recordati will issue to Carrington on a monthly basis, a twelve (12) month rolling forecast so that Carrington may incorporate said forecasts into its planning system. The triggering document for roduction activities is, however, the purchase order, as stated above. Carrington will guarantee delivery dates for Product quantities that vary up to 20% above the last monthly rolling forecast issued prior to the purchase order placed by Recordati. Variation above 20% shall be discussed between the Parties and Carrington will use its best efforts to maintain delivery dates requested by Recordati.

         5.6 All deliveries of Products will be packaged in accordance with the requirements of the Registration and using Carrington's standard packaging procedures. Recordati shall supply Carrington with labeling masters, instructions and specifications for labeling and packaging of the Products. All packaging and labeling shall be in the Italian language only and sold under the Recordati Trade name. Carrington shall supply to Recordati a written statement of manufacturing, processing and/or packaging procedures, quality control procedures and methods of analysis together with samples from each batch of Products supplied. Recordati shall perform analyses on such samples and send its approval of such batch of Products to Carrington within forty five (45) days from delivery. If any batch fails to conform to the specifications therefor then Recordati shall promptly notify Carrington in writing together with copies of its quality control results from testing such samples. If Carrington does not accept Recordati s evaluation thereof after re-analyzing the relevant batch then the Parties shall nominate an independent, reputable laboratory acceptable to both for determination as to whether or not such batch fails to conform to the specifications therefor. All Contract Prices are F.C.A. (Incoterms, 1990) Carrington's facility, Irving, Texas. Ownership of and title to Products and all risks of loss with respect thereto shall pass to Recordati upon delivery of such Products by Carrington.

         5.7 Carrington shall use its reasonable best efforts to ensure availability of all Products ordered by Recordati under this Agreement. However, if necessary in the best judgment of Carrington, Carrington may allocate its available supply of Products among all its customers, distributors or other purchasers, including Recordati, on such basis as it shall deem reasonable, practicable and equitable, without liability for any failure of performance or lost sales which may result from such allocations provided that Carrington shall continue to supply Recordati with a minimum of seventy five percent (75%) of its forecasted requirements.

         5.8 Liability and Indemnification: Carrington accepts liability for defective Products and agrees to replace such defective Products should they occur with new Products. Carrington warrants that upon delivery by Carrington the finished Products will comply with all Product specifications as set forth in the Registration. Except as warranted aforesaid or as may be expressly stated by Carrington on the Product or on Carrington's packaging, or in Carrington's information accompanying the Product, at the time of delivery to Recordati hereunder, CARRINGTON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CARRINGTON NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. Recordati shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 5.8 or that is inconsistent with the policies or publications of Carrington relating to the Products.

         RECORDATI'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY CARRINGTON OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT ARE COVERED BY THE WARRANTY, AT RECORDATI'S OPTION. SUBJECT TO THE PROVISIONS OF THIS ARTICLE 5.8, CARRINGTON SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO RECORDATI OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

         RECORDATI SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS CARRINGTON AND CARRINGTON S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH (i) RECORDATI'S NEGLIGENT ACTS OR OMISSIONS IN RELATION TO THE HANDLING OR STORAGE OF THE PRODUCTS, (ii) ANY BREACH BY RECORDATI OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT, OR (iii) ANY ACTS OR OMISSIONS ON THE PART OF RECORDATI OR ITS AGENTS, SERVANTS OR EMPLOYEES WHICH ARE OUTSIDE OR BEYOND RECORDATI'S AUTHORIZATION GRANTED HEREIN.

         CARRINGTON SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS RECORDATI AND RECORDATI'S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH ANY (i) THIRD PARTY PRODUCT LIABILITY CLAIM ARISING FROM AN INHERENT DEFECT IN THE PRODUCTS (I.E. WHICH OCCURS OR ARISES THROUGH NO NEGLIGENCE OF RECORDATI S OR THE ABOVE-REFERENCED ASSOCIATES THEREOF), (ii) INFRINGEMENT OF THIRD PARTIES INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THE MANUFACTURE, USE AND/OR SALE OF THE PRODUCTS IN THE TERRITORY IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT, (iii) WILFUL ACTS OR OMISSIONS OR NEGLIGENCE OF CARRINGTON, AND (iv) USE, SALE OR DISPOSITION OF THE PRODUCTS.

         IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE, FAILURE TO WARN OR FAILURE TO TEST), STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF THE PRODUCT.

         5.9   Adverse Events.  Each Party shall:

               (a) inform the other Party in writing in English of any serious (i.e. fatal, life threatening, causing/prolonging hospitalization, causing severe/permanent disability, or related to cancer, congenital anomaly or overdose) or unexpected adverse event concerning the active ingredient or the Products. Carrington shall report serious or unexpected adverse events to Recordati in standard CIOMS format within twenty-four (24) hours of such event coming to its knowledge and shall co-operate with Recordati in providing any additional information required by Recordati and technical support to Recordati (i.e. a copy of the original documentation, direct contact with the physician or other person who generated the Adverse Event Alert).

                     Recordati shall notify Carrington of any serious or unexpected adverse events in standard CIOMS format as soon as consistent information on any such adverse event is collected. In addition, promptly following such written notification the notifying Party shall submit all further details which come to its knowledge with respect to such events;

               (b) no later than June 30 and December 31 of each year, inform the other Party in writing of any adverse events other than those refereed to in Article 5.9(a) that have occurred during the preceding six (6) month period;

               (c) be responsible for notifying events reported to it under this Article to the governmental authorities in accordance with the legal requirements applying in the Parties respective territories; and

               (d) provide to the other Party the name of an appointed representative ("the Representative") to whom all adverse event information set forth above shall be addressed.

   In the event of termination or expiration of this Agreement, each Party s adverse event reporting obligations shall continue for a period of twelve (12) months after such termination or expiration.

         5.10 Credits for defective Products to Recordati shall include importation and shipment expenses and will be calculated by Carrington based on the original Contract Prices of the Products returned, whether identified by lot number or another method. Carrington shall provide Recordati with a copy of its liability Insurance Certificate and shall include Recordati thereunder.

         5.11 For purposes of clarification, all references herein to Carrington shall include both Carrington Laboratories, Inc. and Carrington Laboratories Belgium, N.V., and each shall be jointly and severally liable regarding all of Carrington's obligations under this Agreement.

   Article 6.  Term and Termination

         6.1 The term of this Agreement shall be for an initial term of ten (10) years from the effective date of Registration of the Products. After such term, this Agreement shall be automatically renewed for a two year term unless either Party gives the other notice to terminate the Agreement at least six months prior to the end of the initial term hereof. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 6 or as expressly provided elsewhere in this Agreement.

         6.2a Either Party shall have the right to terminate this Agreement if the other Party fails to perform or breaches, in any material respect, the terms or provisions of this Agreement without remedying the same within sixty (60) days of being notified of such failure to perform or material breach. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by Recordati, Recordati understands and agrees that it shall be in material breach of this Agreement, and Carrington subject to the aforesaid shall have the right to terminate this Agreement under this
   Article 6.2a, if:

               (i) Recordati fails or refuses to pay to Carrington any sum when due; or

               (ii) Recordati breaches any provision of Article 2.2, 3.4, 4, 5.3, 5.8, 7 or 8.

         6.2b In the event, Recordati fails to purchase the Specified Minimum Purchase Amounts of Product for any required period other than a result of Carrington's failure to supply the Products, Carrington shall have the option on sixty (60) days notice to convert the Agreement from an exclusive to a semi-exclusive status; i.e., Carrington shall be permitted to appoint one (1) other distributor, in addition to Recordati, to promote and market the Products in the Territory under their separate, respective trademarks.

         6.3 Each Party shall have the right to terminate this Agreement in the event that the other Party shall become insolvent, or if there is instituted by or against the other Party procedures in bankruptcy, or under insolvency laws or for reorganization, receivership or dissolution, or if the other Party is acquired by another company. Additionally, Carrington shall have the right to terminate this Agreement if Recordati acquires another company which manufactures, sells or distributes competing wound care products, unless Recordati
   (i) continues to satisfy the Specified Minimum Purchase Amount requirements and (ii) provides Carrington ninety (90) days notice of such acquisition.

         6.4 During the one-year period following termination of this Agreement, any inventory of Products held by Recordati at the termination of this Agreement may be sold by Recordati to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Recordati's performance obligations and Carrington's rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Carrington shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally sold by Carrington to Recordati, plus importation and shipping costs.

         6.5 The termination of this Agreement shall not impair the rights or obligations of either Party hereto which shall have accrued hereunder prior to such termination. The provisions of Articles 5.8, 5.9, 6.4, 7, 8, 13 and 16 and the rights and obligations of the Parties thereunder shall survive the termination of this Agreement.

   Article 7.  Trademarks and Patents

         7.1 The Trademarks and all patents, Know-how, and other intellectual property relating to the Products and of the goodwill associated therewith, are the sole and exclusive property of Carrington and/or its affiliates. The Products shall be promoted, sold and distributed only under the Trademarks and Recordati s Trade name. Carrington hereby grants Recordati an exclusive license to use the Trademarks for the sole purpose of performing its obligations under this Agreement. Carrington may, upon mutual consent with Recordati, modify or discontinue the use of any Trademark and/or use one or more additional or substitute marks or names, and Recordati shall be obligated to do the same.

         7.2 The Trademarks shall appear on all Product packaging, labels, and inserts and other materials which Recordati uses for the marketing of the Products in such form and manner as Carrington shall reasonably require. Carrington retains the right to review and approve all intended uses by Recordati of the Trademarks in any packaging, inserts, labels, or promotional or other materials relating to the Products prior to Recordati s actual use thereof. Carrington's right of approval thereof shall be exercised within thirty (30) days from receipt of Recordati s proposal. Approval shall be deemed granted if Carrington does not respond by the end of said period.

         7.3 It shall be the sole responsibility of Carrington, at its sole expense, to keep in force and maintain the Trademarks in the Territory by paying all necessary fees throughout the term of this Agreement. The Trademarks shall always be used together with the sign [R] or the sign [TM]. Recordati may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying word, term, design or symbol. In addition, Recordati may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Carrington.

         7.4 Except as provided in Article 6.4, in the event of the termination of this Agreement for any reason, Recordati's right to use the Trademarks shall cease, and Recordati shall cease using such Trademarks at such time as Recordati's inventory of Products has been sold. Recordati shall, as soon as it is reasonably possible, remove all Trademarks which appear on or about the premises of the office(s) of Recordati and any of the advertising of Recordati used in connection with the Products.

         7.5 In the event of a breach or threatened breach by Recordati of the provisions of this Article 7, Carrington shall be entitled to apply for an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this Article 7, including the recovery of damages from Recordati.

         7.6 In the event that Recordati becomes aware of any infringement of, or challenge to, Recordati s use of any of the Trademarks or any Carrington patent on the Products Recordati is obligated to notify Carrington immediately. Carrington and Recordati shall investigate any alleged violation and, if necessary, Carrington will within sixty (60) days of receipt of such notification take appropriate legal action to resolve the issue and to prevent other competitors from infringing on said intellectual property rights within the Territory. In any event, Carrington shall have sole and absolute discretion to take such action as it deems appropriate. In the event that Carrington determines not to take any action or fails to take any action within the sixty (60) days aforesaid, then Recordati shall have the right to take such action as it sees fit; using Carrington's name, if necessary, and Carrington shall provide Recordati with all reasonable assistance in connection therewith.

         7.7 Should for some reason the Trademark be prevented from being used in any part or whole of the Territory, the Parties shall consult as to a suitable other trademark (which trademark shall be also defined as Trademark for purposes of this Agreement) owned by Carrington or to be transferred from Recordati to Carrington for use in connection with the marketing and sale of the Products; it being agreed, however, that Carrington retains the right to ultimately determine what such alternative Trademark shall be used, provided it is not confusingly similar to a Trademark owned by Recordati in the Territory.

   Article 8.  Confidential Information

         8.1 Recordati recognizes and acknowledges that Recordati will have access to confidential information and trade secrets, including "Know-how", of Carrington and other entities doing business with Carrington relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of Carrington and/or other entities doing business with Carrington. Other than as is necessary to perform the terms of this Agreement, Recordati shall not, during and after the term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of Carrington. In the event of a breach or threatened breach by Recordati of the provisions of this Article 8, Carrington shall be entitled to apply for an injunction restraining Recordati from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this Article 8, including the recovery of damages from Recordati. The above does not apply to information or material that was known to the public or generally available to the public prior to the date it was received by Recordati becomes available or known to the public thereafter due to no fault of Recordati or is received by Recordati from a third party not bound by an obligation of confidentiality in connection therewith.

         8.2 Recordati shall not disclose any of the terms of this Agreement without prior written consent of Carrington.

         8.3 Carrington undertakes obligations of confidentiality and non-use in terms identical to those given by Recordati in Article 8.1 in relation to any confidential business or other information supplied to Carrington hereunder.

   Article 9.  Force Majeure

         9.1 Neither Recordati nor Carrington shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and Recordati or Carrington's obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure. Such affected Party shall give to the other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon both Party's obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then the other Party shall have the right to terminate this Agreement.

         9.2 The Parties agree that any obligation to pay money is never excused by Force Majeure.

   Article 10. Amendment

         10.1 No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

   Article 11. Entire Agreement

         11.1 Excepting the Confidential Disclosure Agreement dated June 8, 1996, this Agreement represents the entire Agreement between the Parties and shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

         11.2 Should any provision of this Agreement be rendered invalid or unenforceable, this shall not affect the validity or enforceability of the remainder.

   Article 12. Assignment

         12.1 Neither this Agreement nor any of the rights or obligations of Recordati hereunder shall be transferred or assigned by Recordati without the prior written consent of Carrington (such consent not to be unreasonably withheld or delayed), executed by a duly authorized officer of Carrington provided that Recordati shall be free to transfer or assign its rights or obligations hereunder to an affiliate.

   Article 13. Governing Law

         13.1 It is expressly agreed that the validity, performance and construction of this Agreement will be governed by the laws and jurisdiction of Texas.

   Article 14. Notices

         14.1 Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

         (a) Carrington at: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038; Attention President, or at such other address as Carrington shall have theretofore furnished in writing to Recordati (Fax No. 972-518-1020).

         (b) Recordati at: Recordati, Via M. Civitali, 1 - 20148 Milano, Italia, Attention VP and Director, Corporate Development or at such other address as Recordati shall have theretofore furnished in writing to Carrington. (Fax No. 39 2 48 70 52
               23)

   Article 15. Waiver

         15.1 Neither Recordati nor Carrington's failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Recordati's nor Carrington's exercise of any of its rights shall preclude or prejudice either Party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either Party.

   Article 16. Arbitration

         16.1 Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement not having been resolved by the Parties within ninety (90) days of such dispute, controversy or claim having arising, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held in London, England in the English language and shall be governed by the rules of the International Chamber of Commerce (the "ICC") as amended from time to time. Any procedural rule not determined under the rules of the ICC shall be determined by the laws of the State of Texas, other than those laws that would refer the matter to another jurisdiction.

               A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within 45 days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the ICC, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim. If the ICC is unable to appoint, or fails to appoint, an arbitrator within 90 days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each Party within the 30 days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

               The arbitrators shall announce the award and the reasons therefor in writing within six months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each Party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the ICC (if any) shall be divided equally among the Parties to the arbitration.

   Article 17  Interpretation

         17.1 The language of this Agreement is English. No translation into any other language shall be taken into account in the interpretation of the Agreement itself.

         17.2 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

         17.3 Where appropriate, the terms defined in Article 1 and denoting a singular number only shall include the plural and vice versa.

   Article 18. Exhibits

         18.1 Any and all Exhibits referred to herein shall be considered an integral part of this Agreement.


         Article 19. Currency of Account

         19.1 This Agreement evidences a transaction for the sale of goods in which the specification of U.S. dollars is of the essence, and U.S. dollars shall be the currency of account in all events. All payments to be made by Recordati to Carrington hereunder shall be made either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Carrington or (ii) in the form of a bank cashier's check payable to the order of Carrington.

   Article 20. Binding Effect

         20.1 This Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first below written.

                                      CARRINGTON LABORATORIES, INC.



                                      By:
                                      Name:
                                      Title:
                                      Date:

                                      CARRINGTON LABORATORIES BELGIUM N.V.



                                      By:
                                      Name:
                                      Title:
                                      Date:

                                      RECORDATI INDUSTRIA CHIMICA &
                                      FARMACEUTICA S.P.A.

   EXHIBIT A

   RECORDATI, S.P.A.
   Products & Contract Price
   December, 1996

    Product                                                   Contract
    No.       Product                                         Price
    -------   --------------------------------------------    ------------
              HYDROGEL WOUND DRESSINGS

    101002    Carrasyn  V Hydrogel                             $1.61/unit
              (1.0oz.Pouch) (Up to 200,000
              units)
    101002    Carrasyn  V Hydrogel (1.0 oz.                    $1.51/unit
              Pouch) (200,001 - 250,000
              units)

    101002    Carrasyn  V Hydrogel (1.0 oz.                    $1.45/unit
              Pouch) (250,001 - 300,000
              units)

    101002    Carrasyn  V Hydrogel (1.0 oz.                    $1.36/unit
              Pouch) (over 300,001 units)

    101023    Carrasyn  V Hydrogel Wound                       $4.25/unit
              Dressing, 3 oz. tube
    101017    CarraGauze  2" x 2" Pad (1                       $63.00/case
              pkg., 15 pkgs/bx., 6
              bxs./cs.) ($0.70 per unit)

    101015    CarraGauze  4" x 4" Pad (1                      $112.50/case
              pkg., 15 pkgs/bx., 6
              bxs./cs.) (Up to 150,000
              units $1.25 per unit)

              WOUND & SKIN CLEANSERS

    102060    CarraKlenz  Wound & Skin                        $2.97/bottle
              Cleanser (  6 oz. Pump)
    102062    CarraKlenz  Wound & Skin                        $3.97/bottle
              Cleanser (  8 oz. Pump)

    102160    CarraKlenz  Wound & Skin                        $6.07/bottle
              Cleanser (16 oz. Pump)

    Product                                                   Contract
    No.       Product                                         Price
    -------   --------------------------------------------    ------------
              CALCIUM ALGINATES

    101032    CarraSorb  H Calcium Alginate                   $125.00/case
              Wound Dressing (2 x 2)
              10bxs./10ea., 10bxs./case
              ($1.25/unit)

    101033    CarraSorb  H Calcium Alginate                   $272.00/case
              Wound Dressing (4 x 4)
              10bxs./10ea., 10bxs./case
              ($2.72/unit)

              FREEZE-DRIED GELS
    101035    CarraSorb  M Freeze-Dried Gel                    $196.20/box
              Wound Dressing (4" diameter)
              15 ea./bx., 4 bxs./cs.
              ($3.27/unit)

              ORAL TECHNOLOGY

              The Carrington  Patch (6 per                    $0.75/sleeve
              sleeve)

   Note:   Any volume discounts are based on yearly purchases which
   correspond with the specified 12-month period as set forth in Article
   5.1 of this Agreement.